EXHIBIT 16.1

October 17, 2005

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of The Frontier Fund’s Form 8-K dated October 17, 2005, and have the following comments:

1.	We agree with the statements made in the first three sentences of the first and second paragraphs and the third paragraph in its entirety.

2.	We have no basis on which to agree or disagree with the statements made in the fourth sentences of the first and second paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Princeton, NJ